Exhibit 99.3

The Wiki Group, Inc.
(Formerly Known as WikiLoan, Inc.)
Index to Pro-Forma Financial Statements
January 31, 2012 and 2011

Page
Number

Financial Statements:

Pro-Forma Balance Sheets as of January 31, 2012 and 2011	2

Pro-Forma Statement of Operations for the years ended January 31, 2012 and 2011	3

The Wiki Group, Inc.
(Formerly Known as WikiLoan, Inc.)
Pro-Forma Balance Sheet
As of January 31,

	2012	2011
Assets
Current assets:
Cash and cash equivalents	$40,000	$88,384
Accounts receivable	-	196,485
Prepaid consulting fees	-	64,488
Total current assets	40,000	349,357

Fixed assets:
Office equipment	-	5,297
Computer equipment	19,130	14,174
	19,130	19,471
Less: accumulated depreciation	(5,116)	(9,597)
Fixed assets, net	14,014	9,874

Other assets:
Domain names	74,942	74,942
Software development costs	38,634	28,531
Deferred payment processing costs	92,500	122,500
SDI disribution agreement	-	51,000
Other assets	9,062	-
Total other assets	206,076	276,973

Total assets	$260,090	$636,204

Liabilities and Shareholders' Deficit
Liabilities
Current liabilities:
Accounts payable	$-	$256,485
Accrued interest	73,932	55,750
Derivative liabilities	46,100	1,914,672
Loan payable related party	365,000	225,000
Convertible notes payables, net of discounts on debt
of $28,769 and $36,972	321,231	413,028
Total current liabilities	806,263	2,864,935

Total liabilities	806,263	2,864,935

Stockholders' equity (deficit)
Preferred stock, at $0.01 par value; 10,000,000 shares authorized;
7,992,000 issued and outstanding at January 31, 2012 and 2011	79,920	79,920
Common stock; at $0.001 par value; 250,000,000 shares authorized;
53,220,054 shares issued and outstanding at January 31, 2012
57,434,569 shares issued and outstanding at January 31, 2011	53,080	57,435
Additional paid-in capital	9,269,940	6,823,498
Accumulated deficit	(9,939,275)	(9,179,746)
Treasury stock, 9,837,500 common shares, at cost	(9,838)	(9,838)
Total stockholders' deficit	(546,173)	(2,228,731)

Total liabilities and stockholders' deficit	$260,090	$636,204

The accompanying notes are an integral part of these financial statements.

The Wiki Group, Inc.
(Formerly Known as WikiLoan, Inc.)
Pro-Forma Statements of Operations
For the Years Ended January 31,

	2012	2011

Revenues	$1,318	$635,919

Cost of sales	15,000	625,669

Gross profit	(13,682)	10,250

Operating expenses
Selling, general and administrative expenses	731,075	2,553,630
Research and development costs	-	18,775
Total operating expenses	731,075	2,572,405

Income (loss) from operations	(744,757)	(2,562,155)

Other income (expenses):
Gain (loss) from derivative liabilities	155,374	(429,886)
Interest expense	(170,146)	(302,091)
Total other income (expenses)	(14,772)	(731,977)

(Loss) before provision for income taxes	(759,529)	(3,294,132)

Provision for income taxes	-	-

Net (loss)	$(759,529)	$(3,294,132)

Basic and fully diluted (loss) per common share:
(Loss) per common share	$(0.01)	$(0.06)

Basic and fully diluted weighted average common shares outstanding	53,022,051	55,122,301

The accompanying notes are an integral part of these financial statements.